JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Common Stock, par value $0.001 per share (the “Common Stock”), of TPG Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Dated: May 27, 2025
Samantha Holloway

/s/ Samantha Holloway

Bondo FTW, Inc.

By:	/s/ Samantha Holloway
Name: Samantha Holloway
Title: Director

DB Holdings I, L.P. By its General Partner, Bondo FTW, Inc.

By:	/s/ Samantha Holloway
Name: Samantha Holloway
Title: Director